Exhibit 5.1

Kirkpatrick & Lockhart LLP	10100 Santa Monica Boulevard Seventh Floor Los Angeles, California 90067 310.552.5000 310.552.5001 Fax www.kl.com

June 16, 2003

MRV Communications, Inc.
21415 Nordhoff Street
Chatsworth, CA 91311

Re:	Registration Statement on Form S-3
Registration for resale of 9,913,914 shares of Common Stock
Issuable upon conversion of 5% Convertible Notes due June 4, 2008

Dear Sirs:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the registration for resale of 9,913,914 shares (the “Shares”) of common stock, $0.0017 par value (the “Common Stock”), of MRV Communications, Inc. (the “Company”) issuable upon conversion of the Company’s outstanding 5% Convertible Notes due June 4, 2008. The 5% Convertible Notes due June 4, 2008 were originally issued by the Company in a private placement completed on June 4, 2003 to Deutsche Bank AG, London Branch and amended on June 13, 2003 (such 5% Convertible Notes due June 4, 2008, as so amended, being hereinafter referred to as the “Notes”).

For purposes of this opinion, we have examined such matters of law and originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have relied upon certificates of public officials and certificates of officers of the Company for the accuracy of material, factual matters contained therein which were not independently established.

BOSTON — DALLAS — HARRISBURG — LOS ANGELES — MIAMI — NEWARK — NEW YORK — PITTSBURGH — SAN FRANCISCO — WASHINGTON

MRV Communications, Inc.
June 16, 2003

On the basis of the foregoing, it is our opinion subject to effectiveness of the Registration Statement with the SEC (such Registration Statement as amended and finally declared effective, and the form of prospectus contained therein or subsequently filed pursuant to Rule 424 under the Securities Act, being hereinafter referred to as the “Registration Statement”) upon the conversion of the Notes in accordance with the terms of the Notes, the Shares will be legally issued, fully paid and non-assessable shares of the Common Stock of the Company.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or jurisdiction other than the substantive laws of the State of Delaware. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We consent to the use of our name under the caption “Legal Matters” in the Prospectus, constituting part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement.

By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ KIRKPATRICK & LOCKHART LLP

KIRKPATRICK & LOCKHART LLP